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                                                                    EXHIBIT 99.1

                     TRANSCRIPT OF WEBCAST - APRIL 24, 2003

DOUGLAS E. FEARS:

         Good afternoon everyone. Welcome to Helmerich & Payne's second quarter conference call and webcast. Earlier today, we released our second quarter earnings results and it is now available on our website at 'hpinc.com'. Our primary speakers on the conference call today are Hans Helmerich, President and CEO of Helmerich & Payne, Inc., George Dotson, President of the Company's wholly owned subsidiary, Helmerich & Payne International Drilling Company and I'm Doug Fears, Vice President and Chief Financial Officer.

         Each of the conference call participants will provide statements regarding their respective areas and, following those remarks, we will open the conference call to questions.

         I want to remind you that there will be forward-looking statements and estimates made today and, while we've made every attempt to be as accurate as possible in the information we will convey to you, the information involves risk and uncertainties that could significantly impact expected results. You may see further discussion of these risks and uncertainties in the most recent 10-Q filed with the SEC on February 14, 2003. Additionally, we will be rounding numbers and estimates in hopes of adding clarity to our comments.

         As announced earlier today, Helmerich & Payne's net income for its second fiscal quarter ended March 31, 2003 was $2,574,000 or $0.05 per diluted share. This compares with $8,129,000 or $0.16 per diluted share from continued operations for the second quarter last year. In addition to the $0.16 per share from continuing operations in last year's second quarter, $0.06 was from income from the discontinued operations of our former exploration and production company, Cimarex, which was spun off on September 30, 2002.


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         I would like to review just a few financial items before Hans and
George make their comments. The value of the Company's investment portfolio as of yesterday's close was approximately $180,000,000 or about $3.60 per share on an untaxed basis and $2.60 per share assuming full liquidation and taxation. There were no significant gains or losses in the portfolio during the second quarter of either 2003 or 2002, but there was an immaterial write-down that showed up under other revenues in the Line of Business section of the announcement.

         You've probably noticed a couple of new things in the financial section of the announcement. One is a footnote relating to what we refer to as reimbursables. Revenues and operating expenses now include amounts for items for which we pass through our cost to our customers. Prior to this year, those amounts were netted with no impact on revenues or expense. As stated in the footnote, those amounts were $11.4 million for the third quarter and $20.3 million for the six months ended March 31, 2002. For this year, those reimbursables total $9.5 million for the quarter and $15.5 million for the six months. You also perhaps noticed the operating statistics table that summarized items that we normally discuss in the body of the announcement text. You will note on the bottom of the operating statistics table, that our capital expenditures for this year now total $137,803,000. Our budget for the entire year is approximately $210,000,000.

         As mentioned in the announcement, we will stick with the guidance numbers that were provided during the last quarter. Many of you will notice I called it guidance this time instead of baseline. Three additional months have gone by and what we thought would be baseline has now become guidance with the visibility we have today. Please recall that guidance given with the 1st quarter earnings announcement assumed that two additional rigs would begin work in Venezuela by mid 3rd quarter and assumed no other financial impact from Venezuela operations.



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         Please note that our tentative date for the next conference call will be July 24th at this same time with the announcement coming that morning. I will now turn the call over to Hans Helmerich, President and C.E.O. After he and George have made their comments, we will open the call for questions.


HANS HELMERICH:

         Our results for the second quarter reflect the slow conditions that have prevailed since the start of the Company's fiscal year and that we have discussed in earlier calls. Only recently are we seeing some improvement. Three areas affecting our market place have changed considerably since our last call on January 22nd of this year and deserve mentioning:

         Thankfully, the war in Iraq was a great success, clearly, dodging the doomsday scenarios that assumed a longer struggle or lesser victory. The implications for oil prices are positive. It appears prices will hold in the mid-twenties, something we'll all have a better sense of after today's OPEC meeting.

         Secondly, the strike has ended in Venezuela and the country is attempting to restore production levels and move forward notwithstanding the many challenges ahead.

         And thirdly, in just the last few weeks, rig counts have improved in the face of the most bullish gas fundamentals the industry has seen in years.

         For our business, we are impacted by the customer's psychology and spending plans, particularly for how they impact the pace and vigor of this long-awaited up-cycle. Our sense is that the up cycle has indeed arrived, but will unfold more slowly, and at the same time, be longer in duration than historic norms.

         We are on schedule to complete our 25 FlexRig new build program at the end of our 3rd quarter. Those rigs continue to deliver a value proposition to the customer that is very encouraging. George will provide more detail on their performance in a moment. We expect to see the customers' improvement in productivity being demonstrated more and more in our daily operating margins through a combination of high utilization, dayrate improvement, and cost management.


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         We announced a new contract for a rig in Hungary and have returned a platform rig to service. We have discussed on calls before, our desire to not only expand our international footprint, but also to have the opportunity to introduce our FlexRigs into international markets. While our international operations are showing more potential, the improvement will be less visible than the domestic land business. Similarly, the platform business will be slower to show a turnaround.

         We remain in a strong financial position and believe our emphasis on increasing the customer's productivity will garner some unique opportunities for the Company and our shareholders in the months ahead.

GEORGE S. DOTSON:

         I would like to comment in greater detail on our activity, margins, operations information, FlexRig3 performance and the status of the FlexRig3 project.

         Our second quarter operating earnings for U.S. land operations increased to $4.7MM from $2.3MM in 1Q03. Average revenue per day increased one percent to $11,433 from $11,316 in 1Q03. Average expenses per day declined two percent to $8,271 vs. $8,481 in 1Q03. Accordingly, average daily margins increased 11% to $3,162 vs. $2,835 in 1Q03.

         The average revenue per day I just quoted is higher than the average dayrate I will cite later in the comments. The difference is the addition and treatment of move revenues in the average revenue per day. In our last webcast, we reported an usually large number of unpaid delay days due to weather and other factors. During the second quarter we experienced no unpaid delay days. Weather was generally good, and we were successful in obtaining reimbursement for all crew costs.

         Our U.S. land rig activity was strong with an average of 59.6 rigs working during the quarter compared to 54.5 rigs in the 1Q03. U.S. land rig activity during the quarter was 80% compared to 79% in the previous quarter. Existing mobile rigs and FlexRigs achieved 94% activity with an average of 42.6 rigs working compared to 93% activity in the previous quarter when an average
36.9 rigs worked. Conventional U.S. land rig activity declined to 59% and an average 17 rigs worked during the quarter compared to 61% activity and an average of 17.6 land rigs working in the previous quarter.


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         Today, 24 April, H&P has 83% activity for a total of 78 land rigs available in the U.S. with 65 rigs committed and 13 rigs available for work. Our average dayrate for all U.S. land rigs today is $10,700 compared to $10,520 on 22 January, the date of our last webcast.

         Demand and activity continues to be weakest for deep rigs. Of our 13 uncommitted rigs in the U.S., five are 3,000HP very deep rigs and three 2,000HP deep rigs.

         Our second quarter operating earnings from U.S. offshore operations, including management contracts, increased 19% to $7.6MM from $6.4MM in 1Q03. Seven of our 12 platform rigs are contracted, and five rigs are idle without follow-on contracts. Four of the five idle platform rigs are available for contracts, and the fifth rig will require shipyard maintenance.

         Second quarter international operations reported operating earnings of $1.2MM compared to a loss of $0.6MM in 1Q03. An average of 13.4 international rigs worked during the quarter out of 33 available. The average daily revenue was $19,300.

         Our operations in Venezuela were steady throughout the quarter with five rigs operating for PdVSA. Two additional deep rigs were committed and scheduled to begin work during the quarter, however PdVSA, the national oil company, has delayed the start of work for these two rigs. The PdVSA accounts receivable grew during the quarter to approximately $15MM, but PdVSA is now paying us at a rate equal to our current billings. We are optimistic PdVSA will reduce the outstanding balance during the remainder of the fiscal year.

         Seven of our eight rigs in Ecuador were contracted at 88% activity for the quarter. One rig was idle during the entire quarter. There are good prospects for re-contracting this rig. One of our three deep rigs in Colombia resumed work during the second quarter. It worked 49 days during the quarter and is drilling a deep exploratory well. There is potential for adding further to our activity in Colombia by the end of fiscal 2003.

         Only one rig of six is presently working in Bolivia, and two rigs are idle in Argentina. Although demand for drilling in Argentina is in a recovery phase, we believe there is potential for adding H&P rigs by the end of the fiscal year.

         One of our FlexRig customers in the U.S. requested a FlexRig in Hungary. We will send one FlexRig from U.S. operations on a short-term contract. We expect to spud the first well in late July.

         Delivery of new FlexRig3s continues on schedule. We delivered six new rigs during the second quarter, and we are producing two new rigs per month. We have delivered one rig this



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quarter, and we will deliver the remaining four new FlexRig3s by the end of June
2003. These four rigs are committed to customers.

         Twenty-one new FlexRig3s are currently operating, and the field results continue to exceed expectations. Crew training has been a major contributor to our successes. We have selected, assembled and trained over 600 employees to operate the new rigs and technology. Our FlexRig3 operations have produced some noteworthy accomplishments:

         1. Start-up and initial operations have recordable injury rates two-thirds less than the industry average,

         2. The annualized FlexRig3 crew turnover rate is two thirds less than the turnover rate of our conventional fleet.

         3. Outstanding field performance for our customers. Of 71 complete wells drilled to date, FlexRig3s have drilled 50 wells, or 70%, ahead of the customers' estimated drilling time and seven wells, or 10%, on the customers' estimated drilling time. Eighty percent of the 71 wells drilled to date with new FlexRig3s, new technology and new crews have met or exceeded the customers' expectations of performance.

         The 21 new FlexRig3s working today are contracted equally among majors, large independents and small independent operators. The 21 rigs are presently working for 18 different operators, and 13 of those operators originally contracted for and continue to use their FlexRig3.

         There is recognition among our customers and their non-operating partners that the FlexRigs are reducing well costs and well cycle times. These customers have rewarded us with a contract awaiting each new rig, 100% activity for the 21 new FlexRig3s, premium dayrates, and they are choosing to retain the rigs.

         Just as we have met the challenges confronting H&P in making this step-change improvement in field performance, we are confident the FlexRig3s will meet our expectations of financial performance.

         I would like to turn the program back to Doug Fears.

DOUGLAS E. FEARS:

         We will now accept questions.


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QUESTIONS AND ANSWERS

Q: Good afternoon guys, how are you doing? First question is your US land operating costs declined by 2% sequentially. I was wondering if you could talk about, if you see that trend going forward and perhaps just compare the daily op-costs you are seeing for the FlexRigs compared to your conventional units?

A: Yes, we were pleased when we got the improved results. There has been a total company effort on reducing costs in all areas and we expect that to continue on for additional decreases. At this point our FlexRig costs are pretty much in line with our conventional rig operating costs. We always believed that they would be and it looks like it is going to be the case. We are pleased about that also.

Q: Second question: In looking at your rig revenues per day we have seen a little bit of uplift in dayrates. Could you talk about the trends going forward? Do you expect maybe a 2-3% increase from there?

A: We hear about increases in the business and we are seeing some also. Our FlexRig rates as you will remember we started off at $10,500 per day and those are at $11,000 and we are moving beyond that. So we are seeing the same kinds of increases right now.

Q: The final question: I know that Pogo is beginning a program in Hungary. How big a market should that be for you guys? Is there going to be any additional costs associated with the rig mobe?

A: We will be reimbursed for our mobe and demobes. As far as additional costs, yes, there are always additional costs in operating in a place like that, but that's covered in the dayrate and as far as additional work, we hope so, but really we have nothing definite. What we want to do is go over and make sure that we meet or exceed our customer's expectations on this first job. So that's really our focus at this point.


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Q:       Hey everybody. Couple of quick questions. On the rate, dayrate, the average was up and maybe this is following that earlier question. How much of that rate increase in average was because of mix bringing in the FlexRigs and maybe the right answer is what's the sort of the rollover as we see it right now on new rig rates?

A: The rollovers are slightly higher. Each new rig being rolled over or new rig contracted is a little bit higher, but back to your other question about the mix. For the quarter just ended we have an unusual circumstance. All of our components, whether they are conventional rigs or the different groups of mobil rigs, FlexRigs, they were all about the same in terms of their dayrates so really the average was pretty much what each one of the four or five groups contributed to it.

Q: The percentage, I understand. Tell me on, George, on the new FlexRigs that you expect delivery that are committed, can you give us a feel for what of that is going to be replacement of other competitors' equipment? Is some of that replacement of your equipment that you will then find a different home for?

A: We don't believe that we are seeing any cannibalization of our own demand. We are, the rigs that are working are essentially on class average as far as activity. Of the 13 rigs that we presently have done, as I mentioned, 8 of those are deep rigs 2000 and 3000 horse power and that continues to be the weakest part of the demand. So we really only have 5 rigs perhaps that would compete with the FlexRigs and again I think that there is just no evidence yet that we are cannibalizing our own demand. I think that when we put these new rigs out they are probably taking the job, the incremental work from other competitors.

Q: Ok, also then going back to offshore if you could, expound a little bit upon the other platform rig that went to work, when and can you tell us any terms on that.

A: I can't really tell you rates, but it is rigging up now and it's one of our self-moving rigs


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         and went out for about a minimum of 6 months work and we think it will go on beyond that so we're encouraged that its with a major. So we are encouraged about that also.

Q: Ok. Good. I think that covers everything I've got. I appreciate the input and I'll turn it back. Thank you.

A:       Thank you.

Q: I was just curious, George, or this is a jump ball, I'm curious to know your thinking and the rational behind your thoughts that the offshore market will develop more slowly than the land. Just, any thoughts you have would be appreciated.

A: There are a couple of components to that. We have had some of our major customers who work both offshore in the Gulf of Mexico in the shelf and on land tell us that based on results that they expect to see perhaps a greater portion of their exploration and drilling funds go into onshore prospects. So that is a piece of it. I think also the platform rig business is a niche business. Out to 300-350 feet water depth jackups are probably the preferred drilling equipment and we - there are no major - or very few major new platforms being built, and so once you get out beyond where the platform limit is or where the practical limit is, maybe 1,000 feet, you are going to be into floaters and so we are really confined to going back onto existing platforms, redevelopment of new exploration ideas, but from existing platforms. That has just made the recovery outlook a little bit slower. So I think those two things together have probably led us to where we have given that kind of guidance.

Q:       Thank you.

A:       Thank you, my question has been asked.

Q: Good afternoon. I guess I was wondering if you could elaborate a little bit on the guidance that you basically expect little improvement given payroll overrates are



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         higher and you mentioned $11,000 dayrates. I am just curious as to why you don't see much improvement in the bottom line over the next couple of quarters.

A: Well, just to recall, this is Doug, back in the first quarter we gave some guidance of I think for the third quarter in the 7 cent range and in the fourth quarter a 9 cent range and really it looks like we mentioned the platform business has been down for us and looks pretty flat and the international business is something that really hasn't heated up. We have had some improvement in Venezuela as we said and Colombia, but those numbers take that into effect. So what we are not doing - at the time we gave that we thought it would be sort of a baseline number that folks could use to make their own comparison and there was a lot of misunderstanding which I'll take responsibility for. But, as I mentioned in the comments earlier, we see this as perhaps, you know with the visibility that we have, we are not anticipating significant increases in dayrates. We did see some improvement, but we are not going to get way out ahead of and try to predict exactly what that would be. So we're saying just generally things could improve slightly, but there are lots of moving parts. It appears that our equity affiliate, Atwood, is not going to perform as well as we had anticipated. That has an impact in it as well. There are a number of moving parts and it is very difficult to slice it that thin, particularly when the numbers are pretty small. So we felt comfortable just sticking with that.

Q:       Thank you very much.

Q: Yes, hi. Couple of questions. First of all what's your guidance for G&A costs going forward?

A: Well, Carl, we're guessing that G&A will probably be in the $6 Million range for the remaining two quarters. It was a little higher this quarter because of some timing issues regarding benefits. It probably got slugged a little bit harder just on some timing issues and we did pay some bonuses during this quarter in January. So we should see, our hope is that we will see G&A pop down some.

Q: In terms of D,D&A can we expect the same kind of jump quarter to quarter as we saw the last quarter?


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A:       We should see D,D&A probably move upward slightly to maybe 20.5 in the third and roughly $21 Million in the fourth.

Q:       And then should that stay at $21 going forward after that?

A:       I'm sorry, Carl. Would you repeat that, please?

Q: After that should we assume that it will remain stable around 21 a quarter?

A:       That would probably be a pretty good assumption.

Q: Ok, and in terms of Venezuela, when do you expect those two rigs to start work, any additional thoughts on that?

A: I think it is most likely that it will be before the end of our fiscal year, but again, we're - we just have not gotten that far in the discussions. We still have the commitments but they have not released the location, so I think that our fiscal year ends in that operation August so I hope by that time those rigs will be operating.

Q: And your conventional rigs that are down right now in domestic land market, how many could be rigged up without additional capital investment?

A: I don't think that we have any appreciable capital investment. Of those 13 rigs, 12 could go back to work immediately. The 13th rig might take us 10 days just to assemble some things, but no appreciable monies at all to go into that.

Q:       How about employees? Do you have in place a lot of them?

A: No, we don't have the employees, but our records so far for attracting and retaining people has been very very good and I would expect that that would not be a problem. If we get the work, we will have the crews for it.

Q: Your guidance of 7 cents for the third quarter, what utilization are you assuming for the domestic land market?



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A:       In those assumptions for U.S. land, we used I believe about 80% and we had roughly 50% assumptions for both offshore and international.

Q: 50%, ok. But your offshore is slightly above now utilization, international is below that.

A: Offshore is maybe just a little lower than that and international is south of that.

Q:       Ok. And in terms of dayrates, what was your assumption?

A: They were flat with what you see there listed in the announcement for first quarter of '03.

Q:       Ok, and then for the fourth quarter? What the assumption?

A: I believe the same, let me just double check here. Flat for all of that for the fourth quarter as well.

Q:       80% utilization and 50% utilization and no change in dayrates?

A:       No sir.

Q:       Ok, great. Thank you very much.

A:       Oh, huh. Thank you.

Q:       Good afternoon, everyone.

A:       Hello, Andy.

Q: George, with the deep rigs that you have idle, what will it take you think in the market place to get the deep rigs back to work? How do you square that with your - I think you made the comment that you think onshore capital spending will be higher than offshore capital spending?

A: I don't know that, Andy, that offshore and onshore, I don't know how those relate. All I can tell you is that some of our major customers said that we are going to be moving



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         some of funds from offshore to onshore. With the kind of rates that it would take to get our deeper rigs back to work, we have bid those on jobs and we have just continued to be high at where we are bidding. We have been bidding in the $10,000 to $11,000 a day range which we would love for it to be higher, but we were willing to put them back to work. One, there is just not enough deep work out there and number two, what deep work there is being bid at lower rates by the market.

Q: Ok. I think you also made the comment in your press release that you expect your operating costs in the U.S. land business to trend down. How much lower do you think you can get your operating costs?

A: I don't know the answer to that. I was, I think that our goal is to get to the next $500 savings, but every $100 gets more difficult so I can't really answer that.

Q:       Well, what will it take to generate that?  What will you have to do?

A: Well, we, a lot of it is continued awareness among our field operations and reminding them of the need to spend every dollar wisely and to get the total value out of it. We have a good and improving maintenance system that is able to extend times between overhauls. Another piece of it is procurement and we are embarked on a company wide supply chain management program that is just now beginning to show some results and we expect to see more results over the next - it's got to be a two year long project, so it will be incremental but that's how we are going to either reduce the average operating cost or slow the growth in operating costs one expects from time and inflation.

Q: Ok. Lastly, on the contract for the rig going to Hungary. When does that start and can you share with us the terms of the contract?

A: I can't tell you much about it. We should spud at the end of July, we will ship within the next 30 days and it is a multi-well contract probably on the order of six months and after that it will be results driven.

Q: Then would you have margins better than what you would typically receive in your international operations or would be they be about in line?

A: They are going to be in line and, Andy, at this point it was about a fair rate and the opportunity to put a FlexRig into another area. Really it is what our customer asked us to do. This customer has been using the FlexRig, he knew what it could do, he has been using it for the past year and a half and he wanted one just like it to go to this new exploration and development operation. So, clearly, it was about customer satisfaction as much as anything.

Q: Do you have any other international markets that you are currently looking at that you might move additional rigs into?

A: We continue to look at some, but they are only in the exploratory stage and we hope that in following webcasts we will be able to tell you we that we have had some success, but we are only looking at those at this point.

Q:       Thank you very much.

A:       Thank you.

Q:       Hans or George, what are your thoughts of entering the Russian market?

A: I think someday we will be there. We have looked at it for a long time. It is getting to a point where you could feel better about it in terms of each contract, safety and other issues today. It will most likely be led similar to this Hungary opportunity by a customer that is determined to have us over there. So I think we would be open to it, Robert.

Q: Ok, so again just to clarify, you will follow a customer with existing assets as opposed to getting into a market via acquisition.

A:       That would be the most likely approach, yeah.

Q: Ok. I just have a couple of nitnoid ones here. Doug, what was capitalized interest in the quarter and what should it be next quarter?

A: Capitalized interest this quarter was $528,000 and I would suspect it could be probably about half a million next quarter.

Q: Last question is, - I'm looking at my cash flow number, we are going to draw our cash down pretty low in the next quarter to - do you hit the bank line or do you sell some of your portfolio if you need to raise some cash here in the near term?

A: I think it is probably going to be bank line. We'll sell portfolio opportunistically and we may have isolated sales, but probably bank line. Our prediction would be that probably happens close to the end of the fiscal year.

Q: That's all the questions I had. Thanks for the additional detail in the press release, very helpful. George, if in fact the margins in the first fiscal quarter of $2,835 end up being the cyclical trough congratulations. That's almost unbelievable at the bottom of the cycle you can pull almost $3,000 margin. So congratulations.

A:       Thank you.

Q: Good afternoon gentlemen. One or two questions following up on some of the other ones. On the rig that you are bidding that have been stacked, it sounds like you're bidding those pretty much at the rate you are getting for the rigs that are already working. Is that correct?

A: That's right. Sometimes they have gone a little bit low in order to get one back into business and the rigs are more competitive on their hot rigs.

Q: I have been hearing that one of your competitors has been offering about $1,000 off current spot to put idle rigs to work. And then on the FlexRigs, do you guys have an idea just ballpark what the return on your investment is at $11,000 a day on one of these FlexRigs?

A: Couple of returns, again I think over the long term internal rates have returned. If it never gets any better than $11,000 a day, I think that we are probably looking that after 10 years and a reasonable salvage, we are going to be looking at 7, 9, 10% internal rate of return after tax. I think in the short term if you ask me today what brand new FlexRigs are doing at $11,000 a day, it's probably 4-5% return on investment. That's today's after tax margins divided by the full price of the new rig.

Q:       Without any salvage or anything else?

A:       There is no salvage, just a straight financial calculation.

Q: I think before you guys have said that because you've got your own construction program on you are saving roughly $1 million, $1.5 million a copy I think.

A: I would think it is more than that. I think if you went out to buy a rig that could do what this could from a manufacturer where we now, current rigs coming off the line are probably at $10.5 million, $10.6 million a piece, I wouldn't know how to price it. First I don't know that anyone can get the economies of manufacturing that we have and then you think about that and then you put a margin on top of that, I wouldn't be surprised if you aren't in the $14-15 million range.

Q: Ok, any plans to keep that line open after the first 25, or is that going to depend on the market or are you going to shut it off after this?

A: You know we can't come to a conclusion on that. I mean one of the things that we like about our position now is that we've got the flexibility to watch the market and get a sense of the up cycle. So, one of the things we like is some of the economies that George has mentioned and just the learnings that we have from that process, but we haven't made a decision on that. What we know is it won't be something like large packages. You won't see a 25 rig package. We'll look at it more incrementally from here.

Q: Ok, just one final question for Doug, following up on one of Robert's. If the 7 cent guidance for the current quarter assumes land utilization a little bit below where we are today, a little bit better internationally and a little bit down domestic. So if things continue to improve the odds are you will be beating that kind of 7-9 cent run rate going forward. Is that fair?

A: Hard to tell, Ken. There are so many moving parts, and again when the numbers are this small it's a tough call and it changes so often, I would be hesitant to come off the guidance as it stands.

Q:       Ok, thank you.

A:       Thank you.

Q:       My question has been answered. Thank you.

It appears we have no further questions at this time.

All right, very good. We appreciate everybody joining us today, and if there are no further questions, We'd like to wish you a good evening. Good-bye.